EXHIBIT 4.3
AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement (this “Amendment”) dated as of December 10, 2007, amends the Rights Agreement between Internet America, Inc., a Texas corporation (the “Company”), and American Stock Transfer & Trust Company, a New York company (the “Rights Agent”) dated August 9, 2004 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

RECITALS

1. Pursuant to the Agreement, the Board of Directors of the Company authorized and declared a dividend, and thereby directed the issuance, of a Right to purchase one Common Share for and in respect of each Common Share outstanding, upon the occurrence of the events and subject to the conditions set forth in the Agreement.

2. One of the events triggering the issuance of Common Shares to holders of Rights under the Agreement is any Person becoming the Beneficial Owner of 15% or more of the Common Shares then outstanding, constituting such person an Acquiring Person under the Agreement.

3. The Board of Directors has approved the sale of 4,000,000 shares of Common Stock of the Company, representing in excess of 15% of the outstanding shares of Company Common Stock, to The Steven G. Mihayho Trust (the “Investor”) pursuant to the terms and conditions set forth in the Securities Purchase Agreement dated as of December 10, 2007 between the Company and the Investor (the “Sale”), which Sale would constitute the Investor an Acquiring Person and could result in the issuance of Common Shares to holders of the Rights under the Agreement.

4. The Board of Directors has determined that it would be in the best interests of the Company and its shareholders to exempt the Sale to the Investor from the provisions of the Agreement, with the result that no Common Shares would be issuable to the holders of Rights upon the Sale, and has additionally approved the acquisition by the Investor of up to 25% of the outstanding Common Shares without triggering the issuance of Common Shares upon the exercise of Rights under the Agreement, so long as such acquisition is not made in connection with a tender or exchange offer.

5. The Company and the Rights Agent have agreed to enter into this Amendment to the Agreement to accomplish the purposes set forth in the above recitals, and to make such additional and consequent amendments as are set forth herein.

AGREEMENT

Section 1. Acquiring Person. The definition of Acquiring Person in Section 1(a) of the Agreement is hereby amended to read as follows (added or amended language is italicized):

“(a) “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) Steven G. Mihaylo, together with his Affiliates and Associates (“Mihaylo”), to the extent they are the Beneficial Owner of up to 25% of the Common Shares then outstanding, (iv) any employee benefit plan of the Company or of any Subsidiary of the Company or (v) any Person holding Common Shares for or pursuant to the terms of any such plan to the extent, and only to the extent, of the Common Shares so held. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person other than Mihaylo to 15%, or increases the proportionate number of shares beneficially owned by Mihaylo to 25%, or more of the Common Shares then outstanding; provided, however, that if a Person other than Mihaylo becomes the Beneficial Owner of 15%, or Mihaylo becomes the Beneficial Owner of 25%, or more of the Common Shares then outstanding by reason of share acquisitions by the Company and shall, after such share acquisitions by the Company, become the Beneficial Owner of any additional Common Shares, then such Person shall be deemed to be an “Acquiring Person”. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person”, as defined pursuant to the foregoing provisions of this Section 1(a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person”, as defined pursuant to the foregoing provisions of this Section 1(a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.”

Section 2. Issue of Right Certificates. Section 3(a) of the Agreement is hereby amended to read as follows (added or amended language is italicized):

        “(a) Until the earlier (the earlier of such dates being herein referred to as the “Distribution Date”) of (i) the Close of Business on the tenth Business Day after the Shares Acquisition Date or (ii) the Close of Business on the tenth Business Day after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan to the extent such entity is so acting with the approval or consent of the Company) of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan to the extent such entity is so acting with the approval or consent of the Company) to commence, a tender or exchange offer the consummation of which would result in any Person other than Mihaylo becoming the Beneficial Owner of 15% or more of the Common Shares then outstanding, or Mihaylo becoming the Beneficial Owner of 23% or more of the Common Shares then outstanding, including any such date that is after the date of this Agreement and prior to the issuance of the Rights, (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares. As soon as practicable after the Distribution Date, the Company shall promptly notify in writing the Rights Agent of the occurrence thereof and, if the Rights Agent is not then also the transfer agent and registrar for the Common Shares, provide the Rights Agent with the names and addresses of all record holders of Common Shares (together with all other necessary information), and, if such notification is given orally, the Company shall confirm the same in writing on or prior to the Business Day next following (until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Distribution Date has not occurred), the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send), by first-class, insured, postage prepaid mail, to each record holder of Common Shares as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit A hereto (a “Right Certificate”), evidencing one Right for each Common Share so held. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.”

Section 3.   Rights Certificates.  Section 3(c) of the Agreement is hereby amended to read as follows (added or amended language is italicized):

“(c) Certificates for Common Shares that become outstanding (including, without limitation, reacquired Common Shares referred to in the last sentence of this paragraph (c)) after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date shall have impressed on, printed on, written on or otherwise affixed to them the following legend or such similar legend as the Company may deem appropriate and as is not inconsistent with the provisions of this Agreement:

This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between Internet America, Inc. and American Stock Transfer & Trust Company, dated as of August 9, 2004 (the “Rights Agreement”), as amended, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Internet America, Inc. Under certain circumstances, as set forth in the Rights Agreement, the Rights described therein will be evidenced by separate certificates and will no longer be evidenced by this certificate. Internet America, Inc. will mail to the holder of this certificate a copy of the Rights Agreement, as amended, without charge after receipt of a written request therefor. As described in the Rights Agreement, Rights issued to any Person who becomes an Acquiring Person (as those terms are defined in the Rights Agreement) shall become null and void.

With respect to such certificates containing the foregoing legend, until the Distribution Date, the Rights associated with the Common Shares represented by such certificates shall be evidenced by such certificates alone, and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Common Shares represented thereby. In the event that the Company purchases or acquires any Common Shares after the Record Date but prior to the Distribution Date, any Rights associated with such Common Shares shall be deemed canceled and retired so that the Company shall not be entitled to exercise any Rights associated with the Common Shares which are no longer outstanding.”

Section 4. Number of Shares or Number of Rights. Section 11(a)(ii) of the Agreement is hereby amended to read as follows (added or amended language is italicized):

“(ii) Subject to Sections 23 and 24 of this Agreement, in the event any Person shall become an Acquiring Person, proper provision shall be made so that each holder of a Right shall thereafter have a right to receive, upon exercise thereof in accordance with Section 7 hereof at a price equal to the then current Purchase Price multiplied by the number of Common Shares for which a Right is then exercisable, in accordance with the terms of this Agreement, such number of Common Shares as shall equal the result obtained by (A) multiplying the then current Purchase Price by the number of Common Shares for which a Right is then exercisable and dividing that product by (B) 50% of the then current per share market price of the Company’s Common Shares (determined pursuant to Section 11(d) hereof) on the date such Person became an Acquiring Person.

Notwithstanding the foregoing or anything in this Agreement to the contrary, from and after the time any Person becomes an Acquiring Person, any Rights that are or were acquired or beneficially owned by such Acquiring Person (or any Associate or Affiliate of such Acquiring Person) shall be null and void without any further action by the Company, the Rights Agent, the Acquiring Person or any other Person, and any holder of such Rights shall thereafter have no rights whatsoever with respect to such Rights, whether under this Agreement (including the right to exercise such Rights under any provision of this Agreement) or otherwise. No Right Certificate shall be issued pursuant to Section 3 that represents Rights beneficially owned by an Acquiring Person whose Rights would be null and void pursuant to the preceding sentence or by any Associate or Affiliate thereof; no Right Certificate shall be issued at any time upon the transfer of any Rights to an Acquiring Person whose Rights would be null and void pursuant to the preceding sentence or to any Associate or Affiliate thereof or to any nominee of such Acquiring Person, Associate or Affiliate; and any Right Certificate delivered to the Rights Agent for transfer to an Acquiring Person whose Rights would be null and void pursuant to the preceding sentence shall be canceled.”

Notwithstanding the foregoing or anything in this Agreement to the contrary, if as a result of any Person other than Mihaylo becoming an Acquiring Person, Mihaylo (or any Associate or Affiliate of Mihaylo) acquires the right to receive, upon exercise of Rights in accordance with Section 7 hereof, Common Shares in accordance with this Section 11(a)(ii) which will cause Mihaylo, together with his Associates and Affiliates, to be the Beneficial Owner of more than 25% of the outstanding Common Shares, Mihaylo shall not be deemed an Acquiring Person for purposes of this Agreement; provided, however, that if Mihaylo becomes the Beneficial Owner of 25% or more of the Common Shares then outstanding by reason of the acquisition of the right to receive, upon exercise of Rights in accordance with Section 7 hereof, Common Shares in accordance with this Section 11(a)(ii) and shall, after such acquisition become the Beneficial Owner of any additional Common Shares, then Mihaylo shall be deemed to be an “Acquiring Person”.”

Section 5. Form of Right Certificate. The first full sentence of Exhibit A (Form of Right Certificate) to the Agreement is hereby amended to read as follows (added or amended language is italicized):

“This certifies that __________________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement dated as of August 9, 2004, as amended (the “Rights Agreement”), between Internet America, Inc., a Texas corporation (the “Company”), and American Stock Transfer & Trust Company, a New York company (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to the Close of Business (as defined in the Rights Agreement) on August 4, 2014, at the principal offices of the Rights Agent, or at the offices of its successor as Rights Agent, one share of Common Stock, par value $.01 per share (the “Common Shares”), of the Company, at a purchase price of $7.00 per one Common Share (the “Purchase Price”), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed.”

Section 6. Summary of Right to Purchase Common Shares (Amendment No. 1). The first two full paragraphs of Exhibit B (Summary of Rights to Purchase Common Shares) to the Agreement are hereby amended to read as follows (added or amended language is italicized):

“On August 4, 2004, the Board of Directors of Internet America, Inc. (the “Company”) declared a dividend of one common stock, $.01 par value (the “Common Shares”) purchase right (a “Right”) for each outstanding Common Share of the Company, and authorized the issuance of one Right for each Common Share which shall become outstanding between the Record Date and the earlier of the Distribution Date (as hereinafter defined) or the Final Expiration Date of the Rights (as hereinafter defined). The dividend is payable on August 13, 2004 (the “Record Date”) to the shareholders of record on that date. Each Right entitles the registered holder to purchase from the Company one additional Common Share at a price of $7.00 per one Common Share (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, as amended (the “Rights Agreement”) between the Company and American Stock Transfer & Trust Company (the “Rights Agent”).

Until the earlier to occur of (i) ten business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) have acquired beneficial ownership of 15% or more of the outstanding Common Shares (unless such person is Steven G. Mihaylo and his affiliates and associates, in which case such threshold shall be 25% or more of the outstanding Common Shares) and (ii) ten business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Common Shares (unless such person is Steven G. Mihaylo and his affiliates and associates, in which case such threshold shall be 23% or more of the outstanding Common Shares) (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any Common Share certificate outstanding as of the Record Date, by such Common Share certificate together with a copy of this Summary of Rights attached thereto. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Shares.”

Section 7. Summary of Right to Purchase Common Shares (Amendment No. 2). The last full paragraph of Exhibit B (Summary of Rights to Purchase Common Shares) to the Agreement is hereby amended to read as follows (added or amended language is italicized):

“A copy of the Rights Agreement (as originally adopted) has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated August 10, 2004. A copy of Amendment No. 1 to the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to Form 8-K dated December [ ], 2007. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.”

Section 8. Binding Agreement. Except as expressly amended hereby, the Agreement remains in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

INTERNET AMERICA, INC.

By:	/s/ William E. Ladin, Jr.
William E. Ladin, Jr., Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert L. Lemmer
Name: Herbert L. Lemmer
Title: Vice President